                                  EXHIBIT 5.1


                     OPINION OF GIBSON, DUNN & CRUTCHER LLP
                  [Letterhead of Gibson, Dunn & Crutcher LLP]
                    1050 Connecticut Avenue N.W., Suite 900
                              Washington, DC 20036

                               February 9,  2001

The IT Group, Inc.

2790 Mosside Boulevard

Monroeville, PA 15146-2792

     Re:  Registration Statement on Form S-8 of The IT Group, Inc.
          --------------------------------------------------------

Ladies and Gentlemen:


     We refer to the registration statement on Form S-8 ("Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") filed by The IT Group, Inc., a Delaware corporation (the "Company"), with respect to the proposed offering by the Company of up to 4,762,230 (the "Shares") of the common stock of the Company, $0.01 par value per share (the "Common Stock"), which are subject to issuance by the Company under the 2000 Stock Incentive Plan, 1996 Stock Incentive Plan, the Stock Option Incentive Compensation Program, the IT Corporation Restoration Plan, and the Long-Term Management Compensation Program of The IT Group, Inc.

     We understand that the Company will distribute previously issued shares of Common Stock held as treasury stock to satisfy those shares issuable under the Stock Option Incentive Compensation Program, the IT Corporation Restoration Plan, and the Long-Term Management Compensation Program of The IT Group, Inc. The aggregate amount of treasury stock issuable pursuant to these plans is 228,093 shares. This opinion does not cover the treasury stock issued under these plans. Accordingly, this option only covers those 4,534,137 non-treasury shares issuable under the 2000 Stock Incentive Plan and the 1996 Stock Incentive Plan (the "Shares").

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the issuance by the Company of the Shares has been duly authorized and, when issued and paid for in accordance with the terms set forth in the Registration Statement and the Plans, and when (a) the Registration Statement has become effective under the Act, and (b) the Shares are issued and paid for in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing on the cover of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                     Very truly yours,

                                     /s/GIBSON, DUNN & CRUTCHER LLP